Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (333-157377) and Form S-8 (333-129647, 333-72436 and 333-57431) of Washington Banking Company, of our reports dated March 12, 2009, with respect to the consolidated statements of financial condition of Washington Banking Company and Subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and of our same report, with respect to the Company’s internal controls over financial reporting as of December 31, 2008, which report is included in this annual report on Form 10-K of the Company for the year ended December 31, 2008.

Portland, Oregon
March 12, 2009